Exhibit 99.1

For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Quarter ended April 30, 2012

Stamford, Connecticut June 14, 2012 — Peerless Systems Corporation (Nasdaq: PRLS) today reported financial results for its first fiscal quarter that ended April 30, 2012.

First Quarter Results

Revenues were $0.6 million for the three months ended April 30, 2012, compared to $1.8 million for the three months ended April 30, 2011.  We experienced a decrease in licensing revenues during the three months ended April 30, 2012 from the three months ended April 30, 2011, due to an $800,000 block license that was sold during the three months ended April 30, 2011 and no block license was sold during the three months ended April, 30, 2012 as well as an overall decrease in per-unit licenses sold.

Our gross margins were 91.5% and 66.5% for the three months ended April 30, 2012 and April 30, 2011, respectively.  The increase in gross margins was the result of less fees being paid to third parties due to a change in the product mix generating licensing revenues.

Our net income for the three months ended April 30, 2012 was approximately $446,000, or $0.13 per basic share and diluted share, compared to a net income of approximately $352,000, or $0.11 per basic and diluted share, for the three months ended April 30, 2011.  The Company had 3.3 million and 3.1 million weighted average shares of common stock outstanding as of April 30, 2012 and April 30, 2011, respectively.

Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, said, "We are very pleased that our historical licensing business was on track with our expectations during the first quarter of fiscal 2013 and continues to generate positive cash flow.”

Mr. Brog added, "However we are extraordinarily disappointed in the performance of our investment in ModusLink Global Solutions Inc. (Nasdaq: MLNK) and the lack of results to date of their review of strategic alternatives.  We are also shocked about the accounting irregularities and internal control weakness that ModusLink has recently disclosed.  We presently intend in the next several weeks to communicate to ModusLink’s Board of Directors and its stockholders our view on ModusLink’s Board of Directors chronic failures, the various issues that ModusLink currently faces and potential recommendations.”

Peerless will hold its annual meeting of stockholders on June 27, 2012.  Stockholders of record on May 2, 2011 are entitled to vote at the meeting.  Further information about the meeting is included in the proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 17, 2012.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section[s] entitled "Risk Factors" in the Company's 2012 Annual Report on Form 10-K filed with the SEC on April 27, 2012.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED STATEMENT OF INCOME
(In thousands except per share amounts)

	Three Months Ended April 30,
	2012	2011
Revenues	$614	$1,759
Cost of revenues	52	590
Gross margin	562	1,169
Operating expenses	436	671
Other income, net	609	113
Income before income taxes	735	611
Provision for income taxes	289	259
Net income	$446	$352
Basic earnings per share	$0.13	$0.11
Diluted earnings per share	$0.13	$0.11
Weighted average common shares - outstanding — basic	3,305	3,107
Weighted average common shares - outstanding — diluted	3,531	3,315

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED BALANCE SHEET
(In thousands)

	April 30,	January 31,
	2012	2012

ASSETS
Current assets:
Cash and cash equivalents	$11,523	$10,433
Marketable securities	4,435	6,588
Trade accounts receivable, net	1,029	1,267
Income tax receivable	-	21
Prepaid expenses and other current assets	27	56
Total current assets	17,014	18,365
Property and equipment, net	-	0
Other assets	4	4
Total assets	$17,018	$18,369

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued salaries and benefits	$53	$330
Accrued product licensing costs	176	218
Deferred tax liability	72	688
Income tax payable	311	-
Other current liabilities	244	614
Total current liabilities	856	1,850
Non-current liabilities
Tax liabilities	1,655	1,643
Total liabilities	2,511	3,493
Stockholders’ equity:
Common stock, $.001 par value	18	18
Additional paid-in capital	57,250	57,177
Retained earnings	5,302	4,856
Accumulated other comprehensive income	434	1,322
Treasury stock, 15,951 at April 30, 2012 and January 31, 2012	(48,497)	(48,497)
Total stockholders’ equity	14,507	14,876
Total liabilities and stockholders’ equity	$17,018	$18,369